Exhibit 99.1

The offering is made for the securities of an Israeli company. The offer is subject to the disclosure requirements applicable to Israeli companies and are different than the requirements in the United States. Financial statements included in the Company’s documents, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Israel, and all of its officers and directors are residents of a foreign country. U.S. Investors may not be able to sue the Company or its officers or directors in a U.S. court for violations of the U.S. securities laws. It may be difficult to compel an Israeli company and its affiliates to subject themselves to a U.S. court's jurisdiction.

Please also refer to Exhibit 99.2 of the Form CB dated February 15, 2022, for questions and answers, if you are a U.S. holder of ordinary shares of the Company.

February 14, 2022

Robogroup T.E.K. Ltd.

 ("the Company")

Shelf offering report for issuance by way of rights

Pursuant to the Company's shelf prospectus dated February 3, 2022, issued by the Company on February 2, 2022 (reference: 2022-01-014548) (this information constitutes reference by way of inclusion) ("the Shelf Prospectus" or "the Prospectus"), and pursuant to provisions of Securities Regulations (Shelf offering of securities), 2005 (״Shelf Offering Regulations״), the Company hereby issues a shelf offering report for issuance and listing for trading on the Tel Aviv Stock Exchange Ltd. (״Stock Exchange״) of the securities as set forth below in this report (״Shelf Offering Report״ or ״Report״).

The Shelf Offering Report is the first offering report filed by the Company based on the Shelf Prospectus.

In this Shelf Offering Report, the following terms shall have the meaning assigned to them in the Shelf Prospectus, unless otherwise indicated in the Shelf Offering Report.

For details of any material change or innovation in any matter to be described in the Shelf Prospectus, from the issue date of the Shelf Prospectus through the issue date of the Shelf Offering Report, see the Company's immediate reports issued after the Shelf Prospectus issuance date, included in the Shelf Offering Report by way of reference, pursuant to provisions of Regulation 4(a) of the Shelf Offer Regulations.

The Company undertakes not to issue the Company's 2021 annual report prior to payment of the rights exercise fee (as defined below).

Note that until December 2005, the Company’s shares had also been listed for trade on the NASDAQ Small Cap Index in the United States, from which they had been voluntarily delisted on the date in question, and these remain listed for trade in the U.S. on the Pink Sheet and are listed in the name of the American Stock Transfer and Trust Company (“AST”). As of the shelf offering report, 419,309 regular Company shares worth 0.5 NIS NV each, which constitute 0.92% of the Company’s issued and paid-up stock capital, are listed in the Company’s shareholders’ registry under the name of AST (this, after neutralizing the Company’s dormant AST shares).

To be clear, the offer that is the subject of this shelf offering report is made to all of the Company’s shareholders, but is made entirely in Israel only. In accordance with a legal opinion received by the Company from an American attorney, the offer is exempt from registration in accordance with the U.S. Securities Law, in accordance with Section 801 of the law in question (Security Act Rule 801) (“Section 801 of the U.S. Securities Law”). For further details, see 5.2 below. To be clear, subject to that stated in Section 5.2 below, a pre-condition for any shareholder participation in this offering is for their shares to be listed in the name of Nominee Company of the Tel Aviv Stock Exchange Ltd. by the final date for notification of exercise of rights (as this term is defined below).

For more information about notifications of intent to exercise rights offered pursuant to the Shelf Offering Report, see section 5.14 below.

Note to U.S. Shareholders:

The rights offering to U.S. shareholders is based on an exemption from the prospectus requirements as provided by Rule 801 of the U.S. Securities Act of 1933 (the “Securities Act”), and based on the following terms.

The rights offering is exempt from the provisions of Section 5 of the  Securities Act as long as the following conditions are satisfied:

Eligibility of issuer. The Company is a foreign private issuer (Israeli) on the date the securities are first offered to U.S. holders.

Limitation on U.S. ownership. U.S. holders hold no more than 10 percent of the outstanding class of securities that is the subject of the rights offering.

Equal treatment. The Company permits U.S. holders to participate in the rights offering on terms at least as favorable as those offered the other holders of the securities that are the subject of the offering.

1.	Offered securities

Between 7,574,2441 and 7,719,9802 Company ordinary shares, registered in the owner's name, of NIS 0.5 par value ("the Offered Shares"), to be offered by way of rights, as set forth below, to holders of qualifying securities (as defined in section 5 below). The offered shares are equal in all aspects to Company ordinary shares of no par value listed for trading on the Stock Exchange ("the Ordinary Shares" or "the Shares").

Along with

7,574,244 to 7,719,9803 negotiable option warrants (Series 2) ("Option Warrants (Series 2)" or "Offered Option Warrants"), registered in the owner's name, which may be exercised for Company ordinary shares, on any trading day except for certain dates as set forth below, as from the date of their listing for trading through March 10, 2024 ("the Exercise Period" and "End of the Exercise Period", as the case may be), such that as from the date of listing for trading of the Option Warrants through the Exercise Period, each Option Warrant may be exercised for one Company ordinary share of NIS 0.5 par value, subject to adjustments as set forth in section 6.2.8 below ("the Exercise Shares") against cash payment of the exercise price of NIS 3.00 per share, non-linked ("the Exercise Price").

[1]	As of the Shelf Offering Report date, the Company's issued share capital consists of 45,445,464 shares (excluding 1,189,177 dormant shares).
[2]
As of the Report date, the Company's capital includes 2,678,000 Company options not registered for trading (security ID on the Stock Exchange: 2660074), which may be exercised for 2,708,750 Company ordinary shares of NIS 0.5 par value each, of which 843,665 Company options not listed for trading and already vested, which may be exercised prior to the Effective Date for 874,415 Company ordinary shares, as set forth in the table in section 5.15 below. The remaining options not listed for trading may not be exercised prior to the Effective Date. Note that the difference between the number of options not listed for trading and the number of shares resulting from exercise of said options is due to adjustment with respect to Company rights offering dated 2016.

[3]	See footnote 2 above.

Notwithstanding the foregoing, the option warrants may not be exercised on the Effective Date for bonus share distribution, for offering by way of rights, for dividend distribution, for share capital split / reverse split / reduction (each of these, hereinafter: "Corporate Event"). Moreover, should the Ex-day for a corporate event occur prior to the Effective Date for a corporate event, no option warrants would be exercised on said Ex-day.

Any Option Warrant not exercised by the End of the Exercise Period, shall expire and shall be void and the owner thereof shall have no right or claim whatsoever.

For more information about terms and conditions of the offered Option Warrants, see section 6 below.

The Offered Shares and the Offered Option Warrants hereinafter jointly: "the Offered Securities".

Pursuant to the Stock Exchange Bylaws and directives, the Offered Shares and any Exercise Shares would be registered in the name of the Nominee Company.

2.	Waiver of Company rights pursuant to dormant shares

As of the Shelf Offering Report date, the Company holds 1,189,177 dormant shares (as this term is defined in the Corporate Act, 1999) ("Dormant Shares" and "Corporate Act", respectively).

The Company may not participate in the rights issuance subject of this Shelf Offering Report with respect to the Dormant Shares, for which the Company would not receive 198,197 rights units to purchase 198,197 shares and 198,197 option warrants; therefore, the Dormant Shares are excluded from calculation of the number of shares offered by way of rights.

The Company hereby undertakes that as from the publication of the Shelf Offering Report and through the Effective Date (as defined below), there would be no changes to the number of Dormant Shares. The Company waives its rights pursuant to this Shelf Offering Report, if any, with respect to the Dormant Shares for which the Company would not receive any rights units pursuant to this Shelf Offering Report. The Company undertakes to provide to the Stock Exchange clearing house member through which the Company holds 430,762 of the Dormant Shares, up to one trading day prior to the Effective Date (as defined below), a waiver notice with respect to said Dormant Shares, for which the Company would not be entitled to 71,794 rights units to purchase 71,794 shares and 71,794 option warrants. The Company would verify that the clearing house member would provide said waiver to the Stock Exchange clearing house by one trading day prior to the Effective Date. Note that the Company hereby also waives any rights units with respect to the remaining Dormant Shares not listed in the name of the Nominee Company.

Note that 388,925 of the dormant shares are listed in the Company’s name (as registered holder).

3.	Information about the Company's share capital

3.1.	As of the Shelf Offering Report date, the Company’s registered share capital consists of 250,000,000 ordinary shares of NIS 0.5 par value each.

3.2.	Below is information about the Company's issued and paid-in share capital, assuming exercise of all rights offered pursuant to this report:

Soon prior to the issue date of the Shelf Offering Report[4]		After issuance pursuant to this Shelf Offering Report and prior to exercise of Option Warrants (Series 2)[5]		After issuance pursuant to this Shelf Offering Report and after exercise of all Option Warrants (Series 2)[6]
Issued and paid-in share capital	Fully diluted issued and paid-in share capital[7]	Issued and paid-in share capital	Fully diluted issued and paid-in share capital	Issued and paid-in share capital	Fully diluted issued and paid-in share capital
45,445,464	48,154,214	53,019,708 to 53,165,444	55,728,458 to 55,874,194	60,593,952 to 60,885,424	63,302,702 to 63,594,174

All shares in the Company's issued and paid-in share capital are fully paid-in.

3.3	Prices of Company securities on the Stock Exchange

Below is information about the high and low price (in Agorot) per Company ordinary share, from January 1, 2020 through soon prior to the Shelf Offering Report date (in nominal values):

Period	High price		Low price
	Rate	Date	Rate	Date
2020	1,131	August 9, 2020	132.30	March 19, 2020
2021	1,030	February 9, 2021	168.50	December 20, 2021
January 1, 2022 – February 13, 2022	217.5	January 5, 2022	183.8	January 24, 2022

3.4.
Assuming full exercise of the rights offered pursuant to this report, the ordinary shares offered in this report, after issuance of the Offered Shares, would account for 14.52% of the Company's issued and paid-in share capital and for 13.82% of the Company's issued and paid-in share capital, fully diluted, excluding exercise of Option Warrants (Series 2).

3.5.
Assuming full exercise of the minimum number of rights offered pursuant to this report, and assuming exercise of 7,574,244 Option Warrants (Series 2) which is the entire minimum number of option warrants offered pursuant to this report, the Offered Shares and the Exercise Shares, after issuance of the Offered Securities, would account for 25% of the Company's issued and paid-in share capital and for 23.93% of the Company's issued and paid-in share capital, fully diluted.

[4]	Excluding 1,189,177 Dormant Shares held by the Company which do not confer any rights in capital nor voting.
[5]	See footnotes 2 and 4 above.
[6]	See footnotes 2 and 4 above.
[7]
The fully diluted issued share capital includes 640,000 options not listed for trading, which may be exercised for 640,000 Company ordinary shares, which were allocated on February 13 2022. The aforementioned options are subject to adjustment, such that the number of shares resulting from exercise would be adjusted according to the benefit component of the rights, as reflected by the ratio of the share closing price on the Stock Exchange on the trading day preceding the Ex-benefit date and the base "Ex-rights" share price (see section 6.2.8 below). Note also that the options may not be exercised prior to the Effective Date. The Company undertakes that any of the remaining 62,500 options, as approved by the Stock Exchange on February 8, 2022, which have not been allocated as of the report date, would only be allotted after the Effective Date.

4.	Manner of offering of securities

4.1.
7,574,244 to 7,719,980 rights units are hereby offered to holders of qualifying securities (as defined below), such that each holder of qualifying securities holding 6 Company ordinary shares on February 22, 2022 (the Effective Date, as defined below) would be entitled to purchase one rights unit with the following composition and price ("Rights Unit"):

Price
1 Company Ordinary shares of NIS 0.5 par value, at NIS 2.00 per share	NIS 2.00
1 Option Warrants (Series 2)	No consideration
Total price per rights unit	NIS 2.00

4.2.
Considering the share price on February 13, 2022 (of NIS 1.864), the economic value of each Option Warrant (Series 2) (of NIS 0.455), the price and composition of each offered rights unit – the Ex-rights price is NIS 1.82 per share and the benefit component in the rights offered pursuant to this report, calculated under the same assumptions, is 2.51%.

The economic value of each Option Warrant (Series 2) was calculated using the Black-Scholes formula, in conformity with the calculation formula in the Stock Exchange rules, based on an exercise price of NIS 3.0 (non-linked) per option warrant, and on the following assumptions: The final day for exercise of Option Warrant (Series 2) is March 10, 2024; the closing price per Company ordinary share on the Stock Exchange on February 13, 2022 is NIS 1.864; the Ex-rights price is NIS 1.82 per share; the annual discount rate is 0%, based on updated discount rates published by the Stock Exchange on February 1, 2022; and the weekly standard deviation is 9.79%8.

4.3.
The Company would issue an immediate report three trading days prior to the rights trading day, i.e. on March 1, 2022, of any change in the number of rights units, should the final number of rights units exceed 7,574,244.

5.	Description of proposal by way of rights

5.1.	Definitions

"Rights exercise fee"	–	NIS 2.00 per rights unit.
"Eligible parties"	–	Registered and non-registered eligible parties.
"Non-registered eligible parties"	–	Owners of qualifying securities who own the qualifying securities on the Effective Date via the Nominee Company.
"Registered eligible parties"	–	Owners of qualifying securities registered as of the Effective Date on the Company's shareholder registry, excluding the Nominee Company.
"Nominee Company"	–	Tel Aviv Stock Exchange Ltd. Nominee Company Ltd.
"Trading day"	–	Any day on which trading is conducted on the Stock Exchange.
"Business day"	–	Any day on which banks in Israel are open for executing transactions.
"Qualifying securities"	–	Ordinary shares in the Company's issued and paid-in share capital as of the Effective Date, except for Dormant Shares and options not listed for trading.

[8]	As of the calculation date.

"Final day for exercise of rights"	–	The third trading day after the Ex-rights trading day, i.e. Wednesday, March 9, 2022.
"Ex-rights trading day"	–	The Effective Date, i.e. Tuesday, February 22, 2022.
"Rights trading day"	–	Sunday, March 6, 2022.
"Effective date"	–
Tuesday, February 22, 2022. Should a revised offering report be published after the Effective Date, with no change to the structure of the issuance, the Effective Date set forth in the Offering Report would not be modified, unless otherwise noted in said revised report.

"Stock Exchange"	–	Tel Aviv Stock Exchange Ltd.
"Rights exercise fee payment date"	–	The final day for exercise of rights, i.e. Wednesday, March 9, 2022.
"Final date for notification of exercise of rights"	–
For Non-registered eligible parties, the rights trading day, i.e. Sunday, March 6, 2022 at such time (for each non-registered eligible party) as determined by the Stock Exchange member through which they hold the qualifying securities.

5.2.	Notifications of rights

Soon after the Effective Date, the Company will send, by registered mail or by personal delivery, to all registered eligible parties and to the Nominee Company letters of rights with regard to the securities to which they are eligible in the issuance with a copy of the Shelf Offering Report, accompanied by an application form for exercise of rights ("Application Form").

The letters of rights shall indicate the available options as set forth in sections 5.5 and 5.6 below.

Furthermore, a notice of rights offering shall be sent to AST immediately after this Shelf Offering Report will have been issued.

In addition, the Company’s notice on the offering of rights the subject of this report and in general in a connection with that stated in Section 5.2 above and below shall be published on the forms required in accordance with Section 8.10 of the U.S. Securities Law in the EDGAR (Electronic Data Gathering, Analysis and Retrieval)  System, which is the system companies use to publish reports in accordance with the U.S. Securities Law (similar to the Israeli MAGNA).

In addition, the shareholders whose rights are listed in AST’s name shall receive appropriate notice from AST on the offering of rights that is the subject of this offer and in general on that stated in Section 5.2 above and below.

Exercise of rights by way of the receipt of securities as detailed in 4.1 above by a shareholder who, as of the Shelf Offering Report date, holds Company shares through AST, would be subject to transfer of their shares for registration in the name of the Registration Company by the last day of trade prior to the determining date, meaning  by February 21, 2022, and inasmuch as they do so they shall come under Section 5.6 in the matter of the utilization of rights or their sale by an unregistered entitled party.

Furthermore, in order to allow participation by Company shareholders the shares of whom are registered in AST’s name under terms at least as good as those offered to the remaining shareholders and in order to provide technical assistance to Company shareholders the shares of which are registered in AST’s name to utilize the rights inasmuch as they wish to do so, an additional rights utilization mechanism was set for them as follows:

Inasmuch as a shareholder whose shares are listed for trade in AST’s name on the determining date has not managed to transfer their shares to registry in the name of the Registry Company by February 21 2022 as noted above, then they will be entitled to inform the Company of their intent to exercise their rights, all March 3 2022 subject to the fact that they have transferred their shares to the name of the Registry Company (including opening an account at a Stock Exchange member) by March 3 2022. In such a case, Mr. Deutsch, the Company’s controlling shareholders (see also 5.13 below) has undertaken to provide the shareholder in question with the securities deriving from the utilization of rights, from securities received by Mr. Deutsch for the exercise of rights that are the subject of this report by them and in return for the rights exercise fees, by way of a transfer outside of the stock exchange – for details on the controlling shareholder’s announcement to utilize the offered rights in accordance with this report, see 5.14 below. So as to remove all doubt, let it hereby be made clear that the transfer of securities by Mr. Deutsch to a shareholder in the manner noted above, shall only be carried out subject to the fact that the shares of the shareholder who made such an announcement above were transferred for registration in the name of the registry Company (including opening an account at a Stock Exchange member). The additional rights utilization mechanism as noted above has been approved by the Company’s certified organs as a crediting transaction in accordance with the Companies Regulations (Relief in Transactions with Related Parties), 2000. Note that since the delisting of the Company’s shares from trade on NASDAQ Small Cap as noted above, the Company has recommended and recommends that shareholders whose shares in the Company are listed for trade on the Pink Slip transfer their shares for registration in the name of the Registration Company so that they can be traded on the stock exchange.

The letter of rights may be divided and waived to a third party only in whole units, by completing and signing the forms attached to the letters of rights and submitting them to the Company, accompanied by the letters of rights, no later than the deadline for delivery of notifications of exercise of rights.

All expenses associated with said division and any other fees, if any, shall be borne by the person requesting the division and shall be paid by them.

Stock exchange clearing house bylaws stipulate that non-registered eligible parties will receive appropriate notice from the Stock Exchange members through which they hold the qualifying securities, indicating the potential actions available to them as set forth in section 5.6 below.

5.3.	Fractional rights

Notwithstanding the foregoing, for registered holders other than the Nominee Company, the Company shall not account for fractional rights, i.e. the right to receive less than 1 rights unit. Note that any registered eligible party wishing to receive consideration for such fractional rights, must transfer their qualifying securities in the name of the Nominee Company and become a non-registered eligible party no later than one trading day prior to the rights trading date. Once this is done, they will be subject to provisions applicable to a non-registered eligible party as described below.

Fractions of rights to which non-registered eligible parties are eligible, adding in total to 1 unit, will be sold by the Stock Exchange members via whom the qualifying securities for said fractions are held. The proceeds from sale of fractions accumulating to whole units, if any, after deducting their issuance price and sales expenses, as well as any applicable fees or taxes, will be divided in accordance with their rights, by sending checks to said eligible parties or by bank transfer, no later than fifteen (15) days after their aforementioned sale.

5.4.	Trading of rights

Rights may be bought or sold via Stock Exchange members on the rights trading day.

Rights trading unit on the Stock Exchange would consist of the right to buy one rights unit, consisting of 1 Company ordinary share and 1 Option Warrant (Series 2).

Any person who acquired rights on the rights trading day shall inform the Stock Exchange member through which they hold their rights, no later than the final day for exercising rights, at the time to be specified by the Stock Exchange member, whether or not they choose to exercise the rights. If no such notification is given, the rights shall expire.

If, on the rights trading day, there will be a trading halt of qualifying securities on the Stock Exchange, for over forty five (45) minutes and if their trading is not renewed on the same trading day on the Stock Exchange, then an additional rights trading day will be held on the following trading day in which trading of qualifying securities or rights is resumed, and the final day for exercise of rights and the rights exercise fee payment date shall be postponed accordingly.

If a trading halt or suspension of qualifying securities or rights is declared on the Stock Exchange, on the date set as the rights trading day, for a period not exceeding five (5) consecutive trading days, orders received by Stock Exchange members with regard to rights shall remain in effect, unless otherwise ordered by the client. Should the trading halt last for longer than five consecutive trading days, the client's orders would be canceled.

5.5.	Exercise or sale of rights by registered eligible parties

Registered eligible parties may exercise or not exercise their rights, subject to provisions of sections 5.2 and 5.3 above.

The Company shall not administer sale of rights by registered eligible parties who ask for it.

Any registered eligible party wishing to sell their rights must, as a pre-condition for such sale, transfer their rights in the name of the Nominee Company no later than one business day prior to the rights trading day, and once this is done they will be subject to provisions applicable to a non-registered eligible party.

5.6.	Exercise or sale of rights by non-registered eligible parties

Pursuant to Stock Exchange clearing house bylaws, Stock Exchange members will notify the non-registered eligible parties who own qualifying securities on the Effective Date via said Stock Exchange members. The Stock Exchange member shall include in said notification the optional actions available to the non-registered owner with regard to rights registered in their name, as follows: (1) exercise the rights; (2) sell the rights; (3) neither sell nor exercise the rights; each Stock Exchange member shall indicate in said notification, that if no order is received by them from any non-registered eligible party, by the rights trading day at such time as indicated in the notification, the Stock Exchange member would sell the rights on the Stock Exchange on the rights trading day.

Non-registered eligible parties will inform the Stock Exchange members through which they own the qualifying securities, no later than the final date for notification: (1) That they exercise the rights; or (2) that they wish to sell the rights, in whole or in part, with or without a price limit; or (3) that they wish to neither sell nor exercise the rights. Any non-registered eligible party not providing such notification will be considered to have ordered their sale with no price limit. Should any non-registered eligible party give notification of exercise of rights, they may cancel it by notification to the Stock Exchange member through which they own the qualifying securities, no later than the final date for exercise of rights.

Any non-registered eligible party owning rights, shall inform the Stock Exchange member through which they hold their rights, at the time to be specified by the Stock Exchange member, whether or not they choose to exercise the rights. If no such notification is provided, the rights owned by such owner shall not be exercised, other than rights owned by the owner prior to the rights trading day which he informed he was exercising by the notification deadline, and provided no other notification to the Stock Exchange member following the rights trading day.

Pursuant to Stock Exchange clearing house bylaws, on the final date for exercising the rights, Stock Exchange members will submit to the clearing house in writing, no later than 12 noon, their exercise requests for the number of rights registered in their name at the Stock Exchange clearing house. Any Stock Exchange member which fails to submit in writing the aforementioned exercise requests shall be deemed by the Stock Exchange clearing house to have asked not to exercise these rights, and the rights shall expire.

No later than the payment date, the proceeds for rights exercised by non-registered eligible parties shall be transferred to the Company as set forth above, by the Stock Exchange member through which they exercised their rights, and through the Stock Exchange clearing house.

Note that the aforementioned schedules are subject to rules of the Stock Exchange clearing house and to Stock Exchange regulations as of the date of publishing the shelf offering report.

5.7.	Un-exercised rights

Rights not exercised in accordance with the aforementioned instructions or not paid for by the final day for exercising rights, shall expire without conferring any rights on their holders and without allotment of any securities in exchange for them. Note that parties who exercise the rights have no right to offset against the Company any amounts payable by them.

5.8.	On-going exercise

The rights pursuant to this Shelf Offering Report may not be exercised on on-going basis.

5.9.	Ex-rights trading on the Stock Exchange

Existing shares in the Company's share capital shall be traded Ex-rights as from the Effective Date, i.e. Tuesday, February 22, 2022.

5.10.	Closure of the registry of holders of qualifying securities

The registry of Company shareholders shall be open from the Shelf Offering Report issue date through the rights trading day.

5.11.	Special account for rights

No later than the Effective Date, the Nominee Company would open a special interest-bearing trust account with a banking corporation in the Company's name ("Special Account for Rights"). The Special Account for Rights would be exclusively administered by the Nominee Company for and on behalf of the Company, pursuant to the Securities Act, 1968. The Nominee Company would transfer to the Special Account for Rights all funds received (including interest received with respect there to), as described in sections 5.5 and 5.6 above.

5.12.	Certificates and allotment letters

Qualifying securities would be allotted in conjunction with the rights issuance as follows:

5.12.1
No later than one trading day after the rights exercise fee payment date and subject to receipt of full payment there for by the Company, the Company would send a share certificate to the Nominee Company on behalf of non-registered eligible parties who have exercised their rights as aforesaid with respect to securities included in rights units which they have exercised.

5.12.2
The share certificates may be transferred, split or waived in favor of others, by submitting a notice to this effect with the Company, worded as is customary for such purpose. All expenses associated with such actions, including any tax and fees involved, will be payable by the party requesting such actions.

5.13.	Controlling shareholders of the Company

5.13.1
As of the report date to the best of the Company's knowledge, Mr. Yoram Deutsch (through companies controlled thereby) holds 26,694,087 Company ordinary shares of NIS 0.5 par value each, or 58.74% of the Company's issued and paid-in share capital and voting rights. Therefore, the Company regards Mr. Yoram Deutsch as the controlling shareholder of the Company.

5.13.2
Furthermore, the Company regards Ms. Orit Deutsch, sister-in-law of Mr. Yoram Deutsch, the Company's VP, International Sales and Projects, who holds 362,023 Company ordinary shares of NIS 0.5 par value each, or 0.8% of the Company's issued and paid-in share capital and voting rights, and Mr. Gilai Dolev, brother-in-law of Mr. Deutsch, a Board member of the Company, who holds 80,800 Company ordinary shares of NIS 0.5 par value each, or 0.18% of the Company's issued and paid-in share capital and voting rights, as also being controlling shareholders of the Company.

5.14.	Exercise of rights by Company controlling shareholders

5.14.1	As of the Shelf Offering Report date, Mr. Yoram Deutsch and Mr. Gilai Dolev announced their intention to exercise all of the rights offered to them pursuant to this Shelf Offering Report.
5.14.2
Note that this is an intention, rather than a legal commitment to actually exercise such rights, and this intention may not materialize or may materialize differently. Note that the aforementioned offerees may, on the rights trading day, purchase additional rights to be used as they see fit.

5.15.	Adjustments for non-registered holders of option warrants resulting from the rights issuance

Pursuant to terms and conditions of non-negotiable options (securities ID on the Stock Exchange: 2660074), should the Company offer securities by way of rights, prior to the exercise period expiration dates, then with respect to allotted options not yet vested by the Effective Date for the rights issuance, the number of shares resulting from exercise of said allotted options would be adjusted for the benefit component of the rights, as reflected in the ration of the share price on the Stock Exchange on the last trading day prior to the Ex-day and the base Ex-rights share price.

Furthermore, the offered options may not be exercised on the Effective Date for offering by way of rights. Should the Ex-day for the offering by way of rights occur be prior to the Effective Date for the offering, no exercise would be allowed on said Ex-day.

5.16.	Underwriting

The issuance pursuant to this Shelf Offering Report is not underwritten.

6.	Terms and conditions of the Offered Securities

6.1.	Offered Shares and shares resulting from exercise of negotiable Option Warrants (Series 2)

The Offered Shares resulting from exercise of rights and the shares resulting from exercise of the negotiable Option Warrants  (Series 2), shall confer equal rights for all intents and purposes to Company ordinary shares existing in the Company's issued and paid-in share capital upon the date of this Shelf Offering Report, and would entitle their holders to any dividends or other distribution whereas the Effective Date for receiving them is on or after their allotment date.

For more information about the rights associated with Company ordinary shares, see Company Bylaws as included in the Company's immediate report dated March 27, 2016 (reference no. 2016-01-015357), included herein by way of reference.

All of the Offered Shares to be issued pursuant to this Shelf Offering Report, including those shares resulting from exercise of Option Warrants (Series 2) (if exercised), would be registered in the Company shareholder registry in the name of the Nominee Company.

6.2.	Negotiable Option Warrants (Series 2)

For more information about the exercise period and exercise period of Option Warrants (Series 2), see section 1 above.

6.2.1	Linkage terms

The exercise price of Option Warrants (Series 2) offered pursuant to this Shelf Offering Report are not linked whatsoever.

6.2.2	Exercise notice of option warrants

Holders of Option Warrants (Series 2) will be eligible, during the exercise period, to exercise their right pursuant to Option Warrants (Series 2) to purchase the exercise shares and to receive allotment thereof, in exchange for cash payment of the exercise price. Any holder of Option Warrants (Series 2) ("Applicant") wishing to exercise their right to purchase the exercise shares they are eligible for, will submit through banks or other ("Authorized") Stock Exchange members, in case of an un-registered holder, or directly (if registered in the option holder registry) as follows, a written application worded as specified by the Company ("Exercise Notice"), along with allotment letters of the Option Warrants subject of such request, with a cash amount equal to the exercise price per each Option Warrant (Series 2) they wish to exercise.

The exercise price and/or the number of shares which each holder of Option Warrants (Series 2) is eligible to purchase in exchange for the exercise price would be adjusted in cases listed in section 4 above.

The exercise date shall be the date on which the Company received the exercise notice in compliance with all terms and conditions set forth in this offering report. In case of direct delivery, and if the exercise notice is delivered through Stock Exchange members, the day on which the Stock Exchange clearing house received from the Stock Exchange member the exercise notice of Option Warrants (Series 2), in compliance with all terms and conditions listed in this Shelf Offering Report ("Exercise Date").

The Applicant must sign at any time, upon demand by the Company or by the Nominee Company, any further document required by statutory provisions or by Company Bylaws, in order to validate the allotment of the exercise shares. The Company Board of Directors is authorized to empower any person they should see fit, to sign on behalf of the Applicant any document required for allotment of the exercise shares.

Should the Applicant fail to comply with all terms and conditions for exercising the Option Warrants in full, and should this not be remediable by anyone appointed by the Board members as set forth above, the Exercise Notice shall be deemed null and void, and the allotment letters for Option Warrants (Series 2) and funds enclosed with the Exercise Notice shall be returned to the Applicant within two business days from the date on which the Company determined the notice to be null and void.

Exercise Notices may not be amended nor canceled. No right will be granted to exercise fractional Option Warrants (Series 2), but the allotment letter for Option Warrants (Series 2), may be divided, transferred or waived as set forth in sub-section f. below.

Should the final exercise date for Option Warrants (Series 2) not be on a trading day, then it shall be postponed to the following trading day.

6.2.3	Bylaws of the Stock Exchange clearing house with regard to schedule for exercise of offered option warrants

Each holder of Option Warrants (Series 2) through the authorized parties, shall provide an exercise notice through such parties, and such exercise of Option Warrants (Series 2) into shares would be subject to Bylaws of the Stock Exchange clearing house as set forth below.

As of this date, the Bylaws stipulate as follows with regard to the schedule for exercise of Option Warrants:

a)
Any exercise notice received by 12 noon at the office of a Stock Exchange member through whom the option warrants are held, shall be transferred by said Stock Exchange member to the clearing house no later than 12 noon on the following trading day.

b)
Should the Stock Exchange clearing house receive an exercise notice from the Stock Exchange member no later than 12 noon, the Stock Exchange clearing house shall debit the Stock Exchange member the amount of the proceeds, and shall credit the Nominee Company accordingly, no later than 12 noon on the following trading day after receiving such notification.

c)
If the Nominee Company receives such a credit notice as per sub-section (b) above, no later than 12 noon, the Nominee Company shall transfer the exercise request to Company offices no later than 12 noon on the following trading day.

d)	Any such notice as per sub-sections (a) through (c) above, received after 12 noon on any trading day, shall be deemed to have been received before 12 noon on the subsequent trading day.

e)
Notwithstanding the foregoing, upon the end of the exercise period, and should it not be a trading day - on the following trading day, Stock Exchange members should deliver the final Exercise Notice to the clearing house by 12 noon. The exercise shall be made on the same day. Any clearing house member who has not filed any application by said time, shall be deemed by the clearing house to not have exercised their right to exercise and the Option Warrants held through them shall expire.

f)	Notwithstanding the foregoing, we emphasize that exercise of option warrants shall be subject to Stock Exchange clearing house bylaws as in effect upon the actual exercise date.

6.2.4	Allotment and certificates

a)
No later than two (2) trading days after the exercise date, the Company would allot to the Applicant certificates for the exercise shares to which they are entitled, in the name of the Nominee Company, and given the approval for listing of the exercise shares for trading on the Stock Exchange, the Company would contact the Stock Exchange to have the exercise shares listed for trading on the Stock Exchange as soon thereafter as possible.

In accordance with Stock Exchange bylaws, all shares resulting from exercise of option warrants will be registered on the shareholder registry in the name of the Nominee Company.

b)
The Applicant shall not be eligible for allotment of a fraction of one exercise share, and any excess exercise shares generated, if any, shall be sold by the Company on the Stock Exchange within thirty (30) days from the aforementioned allotment date and the proceeds, after deduction of customary selling expenses from the relative exercise price, and any other commissions and fees, if any, will be paid to the eligible parties within 7 days from the sale date. No check amounting to less than NIS 50 shall be sent to any registered eligible party, and such amounts may be claimed at Company offices during normal business hours by prior appointment. Any registered eligible party who would not arrive at Company offices to receive such amount within 12 months after the sale date, shall forfeit their right to receive such amount.

6.2.5	Transfer and division of option warrants

Transfer
Allotment letters for Option Warrants may be transferred, subject to appropriate deed of transfer or waiver being submitted to the Company. The deed of transfer shall be similar to a deed of transfer of shares, mutatis mutandis. Provisions of the Company's Bylaws with regard to transfer and assignment of paid-in shares shall apply, mutatis mutandis, to transfer of allotment letters of Option Warrants. The deed of transfer would be sent for registration at the Company's registered office along with the allotment letter and payment for all expenses associated with such transfer, including payment of any tax or other levy. The Board of Directors may require any proof they deem appropriate for the transferor's ownership and right to transfer the Option Warrant, and in absence of such proof, the Board of Directors may refuse to register such transfer.

Division
Any allotment letter of Option Warrants may be divided into multiple allotment letters, provided that the total number of Option Warrants included therein equals the number of Option Warrants included in the allotment letter which is to be divided, and each letter may only refer to an integer number of Option Warrants. The division shall be carried out subject to a division request signed by the registered owner of said allotment letter, to be delivered to the Company office along with the allotment letter to be divided. All expenses associated with such division, including any taxes or fees, if any, shall be borne by the person applying for such division.

6.2.6	Option warrant expiration

Any option warrant exercised would expire as from the allotment date of the exercise shares.

Any option warrant not exercised through the end of the exercise period, i.e. for which an exercise notice, the exercise price and allotment letter are not received by the Company by said date, would not confer any rights and shall expire on said date.

6.2.7	Rights associated with Exercise Shares

The Exercise Shares would confer equal rights, in all respects, to existing Company ordinary shares upon the Exercise Date. For more information, see section 4.1 above.

6.2.8	Adjustments

From the date of the shelf offering report and through the exercise period, the following provisions shall apply to un-exercised option warrants:

a)	Adjustment for bonus share distribution

Subject to the following, should the Company distribute bonus shares, then the rights of option warrant holders would be protected so that the number of share resulting from exercise to which the holder of option warrants would be entitled to would be increased or decreased by the number of shares of the same class to which the option warrant holder would have been entitled as bonus shares, had they exercised the option warrants by the last trading day prior to the ex-benefits date. The exercise price for each Option Warrant would be unchanged due to addition of shares as described above.

In case of adjustments pursuant to this sub-section, the Applicant may not receive part of one share, and provisions of sub-section e. above shall apply. The number of exercise shares to which an Option Warrant holder would be entitled will only be adjusted in case of distribution of bonus shares or in case of rights issuance, as set forth in sub-section (b) below, but not in case of any other issuance (including issuance to interested parties). They would disclose in an immediate report the adjusted exercise ratio prior to the start of trade on the day when shares are to be traded "ex-benefit". This adjustment method may not be modified.

b)	Adjustment for rights issuance

Should Company shareholders be offered rights to purchase any securities, the number of shares resulting from exercise of Option Warrants (Series 2) would be adjusted for the benefit component of such rights, as reflected by the ratio of the closing price per share on the Stock Exchange on the last trading day prior to the Ex-rights trading date and the base price per share Ex-rights.

The Company undertakes to disclose in an immediate report the adjusted exercise ratio prior to the start of trade on the day when shares are to be traded Ex-rights.

This adjustment method may not be modified.

c)	Adjustment for dividend distribution

Should the Company conduct any dividend distribution, the exercise price would be reduced by the dividend amount in NIS. The Company shall disclose in an immediate report the adjusted exercise price prior to the start of trade on the day when shares are to be traded ex-dividend. This adjustment method may not be modified.

6.2.9	Miscellaneous provisions for protection of option warrant holders during the exercise period

As from the Shelf Offering Report date, and for as long as Option Warrants (Series 2) remain un-exercised or un-expired, but no later than the end of the Exercise Period with respect to Option Warrants (Series 2), the following provisions shall apply to protect holders of Option Warrants (Series 2):

a)
The Company shall maintain a sufficient number of ordinary shares in its registered capital to secure the exercise right of holders of Option Warrants (Series 2), and if needed – shall also have its registered capital increased.

b)
Should the Company split or reverse split the ordinary shares in its issued share capital, the number of exercise shares allotted upon exercise of the option warrants would be increased or decreased after such action is taken. In such case, the option warrant holder would not be entitled to receive part of one entire share, but any partial shares generated would be treated as the Company Board of Directors would see fit. In case of such split or reverse-split, provisions of this chapter shall apply, mutatis mutandis.

c)	The Company would avoid distribution of bonus shares which may result in allotment of exercise shares at a price lower than par value.

d)
Within one business day after adjustment in accordance with provisions of section 6.2.8 above, the Company would issue a report with regard to the right of option warrant holders to exercise their option warrants, indicating the Exercise Price and the Exercise Period for one option warrant at that time.

e)	Moreover, between three and four weeks before the end of the exercise period, the Company shall issue an Immediate Report with regard to the end of the exercise period for Option Warrants.

f)
The notification shall also state that the right to exercise shall cease to exist after the end of the option warrant exercise period, and that after said date the option warrants would be null and void.

g)
The Company shall make no decision or declaration of any dividend distribution, bonus share distribution or offering of rights to purchase securities where the Effective Date for eligibility is prior to the decision date, and the Effective Date shall be no less than six (6) trading days after making such decision or declaration.

h)
In case a resolution of voluntary dissolution being made, the Company would inform all option warrant holders in writing of said decision and of the exercise right set forth below, and would publish a notice of same in two widely-distributed daily Hebrew-language newspapers published in Israel. Any option warrant holder may, within three months from the notification date, inform the Company in writing of their wish to be deemed to have exercised their option warrant immediately prior to the decision being made. In such case, the option warrant holder would be entitled to payment equal to the amount they would be eligible for upon dissolution, had he been a shareholder due to exercise of their option warrants prior to the dissolution decision being made, net of the exercise price.

6.2.10	Change in rights of Option Warrants and General Meetings of option warrant holders

By prior approval based on a resolution passed by seventy five  percent (75%) of votes at a General Meeting of holders of Option Warrants (Series 2), the Company may settle with option warrant holders with regard to any right or claim thereof, or make any correction, amendment or arrangement of their rights or of any terms and conditions of the option warrants.

Notwithstanding the foregoing, in accordance with Stock Exchange bylaws, terms and conditions of option warrants concerning exercise periods, exercise price, linkage terms and adjustments for distribution of bonus shares, dividends and rights issuance other than change of the exercise period and/or exercise price and/or linkage terms of option warrants in conjunction with any settlement proceedings pursuant to section 350 of the Corporate Act. Furthermore, in accordance with Stock Exchange rules and regulations, the Company may change the exercise price in conjunction with proceedings to merge or spin-off the Company, provided that such change only includes adjustments required by said proceedings, this shall be subject to the exercise price being no less than par value of the exercise shares.

In accordance with the aforementioned Stock Exchange bylaws and guidelines, "spin-off proceedings" for this matter means - any proceedings whereby the Company shall transfer to shareholders there of shares owned by the Company in another entity, or proceedings whereby the Company shall transfer assets and liabilities to a company newly created for the purpose of such spin-off, and shareholders in the new company shall also be shareholders in the Company transferring said assets and liabilities, all provided that the spin-off proceedings are carried out under equal terms for all Company shareholders; "merger proceedings" for this matter means - any proceedings whereby all Company shares are transferred to a new company or to another registered company, or any proceedings whereby the Company should transfer all of its assets and liabilities to a new company or to another registered company, all provided that securities of the company whose shares or assets are thus transferred, shall be de-listed for trading on the Stock Exchange, and that such proceedings be carried out under equal terms for all Company shareholders.

Furthermore, all provisions of  Company bylaws with regard to General Meetings of shareholders, the required majority for making decisions and voting rights, shall apply mutatis mutandis to General Meetings of option warrant holders. For a description of the aforementioned provisions, please refer to Company Bylaws.

At a General Meeting of option warrant holders, each option warrant holder shall have one vote for each option warrant held. Voting at a General Meeting of option warrant holders would be by tally of votes.

6.2.11	Registry of option warrant holders

The Company shall maintain at its registered office a registry of current option warrant holders.

The Company may close the registry and prohibit transfers for periods of up to 30 days per year.

6.2.12	Registration

The Company would only recognize ownership by the person in whose name the option warrant was entered in the registry, and the Company would not be required to enter in the registry nor to recognize any trust, whether explicit or general, nor any pledge or lien of any type nor any equitable right with regard to the option warrant; the Company would recognize any registered holder of an option warrant as entitled to the option warrant free of any right to offset, counter claim or equitable rights between the Company and any previous holder, including the original holder of that option warrant.

6.2.13	Heirs

Executioners or managers of the estate of an individual deceased holder of an option warrant, or in the absence of such estate executioners or managers - the persons who have an interest in the option warrant as heirs of the individual deceased holder of the option warrant, would be the only ones recognized by the Company as holders of all rights to the option warrant. In case one or more of joint holders of an option warrant are deceased, the Company would only recognize the surviving holder(s) as having any right to or benefit from the option warrant. Any person who becomes entitled to the option warrant due to death or bankruptcy of the option warrant holder would have the right, after providing evidence as required by the Company Board of Directors from time to time, to be registered as the option warrant holder or subject to these terms and conditions, to transfer the option warrant.

6.2.14	Notices

Unless otherwise specified, any notice provided by the Company to option warrant holders, including to option warrant holders registered in the registry of option warrant holders, shall be issued as an immediate report in the MAGNA system, and would be deemed to have been delivered to them upon such issue date.

6.2.15	Purchase of option warrants by the Company, subsidiary thereof or entity controlled thereby

The Company reserves the right, subject to all statutory provisions, to purchase option warrants at any time, in any way and at any price it should see fit. In case of such purchase by the Company, it would issue an Immediate report. Any subsidiary or other entity controlled by the Company may purchase and/or sell from time to time option warrants at their discretion. Any option warrants held by the Company, subsidiary or entity controlled by the Company would constitute an asset of said company or corporation.

7.	Taxation

For taxation of Company shares and Option Warrants (Series 2), see Appendix B to the Shelf Offering Report.

As customary for investment decisions, consideration should be given to tax implications associated with Company shares offered pursuant to this Shelf Offering Report. Provisions of Appendix B do not presume to be qualified interpretation of any statutory provisions, nor any description of taxation provisions applicable to Company shares offered pursuant to this Shelf Offering Report, and are no substitute for professional advice on this matter, based on the individual situation of each buyer. Therefore, we recommend for anyone interested in purchasing shares offered pursuant to this Shelf Offering Report, to seek professional advice in order to clarify the tax implications applicable to them, taking into consideration their individual circumstances.

8.	Avoidance of agreements not listed in the Shelf Prospectus

8.1.
The Company and Board members, by signing this Shelf Offering Report, undertake to avoid making any agreements not listed in the Shelf Prospectus or in the Shelf Offering Report with regard to the securities offered pursuant to this Shelf Offering Report, distribution and proliferation thereof, and undertake not to grant any right to buyers of securities offered pursuant to this Shelf Offering Report, to sell the securities they have purchased - other than as listed in the Shelf Prospectus or in the Shelf Offering Report.

8.2.
The Company and Board members, by signing this Shelf Offering Report, commit to inform ISA of any agreement known to them with any third party with regard to listing and offering of securities to be offered pursuant to the shelf offering report, their distribution and public diversification, which is in contradiction of the commitment set forth in section 8.1 above.

8.3.
The Company and Board members, by signing this Shelf Offering Report, undertake to avoid reaching any agreement with any third party with regard to listing and offering of securities offered pursuant to this shelf offering report, distribution and proliferation thereof, where said third party, to the best of their knowledge and enquiry, had made any agreements in contravention of section 8.1 above.

9.	Permits and approvals

9.1.	The Company has applied to the Stock Exchange to list for trading the Offered Shares and the shares that would result from any exercise of options, and the Stock Exchange has granted such approval.

9.2.
The Company shall apply to the Stock Exchange within three (3) trading days after the rights exercise fee payment date or any on-going exercise of rights, if any, to list for trading the shares resulting from such rights exercise.

9.3.
The aforementioned authorization by the Stock Exchange does not constitute validation of the information contained in the Shelf Offering Report, of their correctness or completeness, and does not constitute an opinion as to the Company nor the quality of the securities being offered in the Shelf Offering Report nor of the price at which they are offered.

10.	Fee payment

In conformity with provisions of Regulation 4A of the Securities Regulations (Application fee for authorization to publish prospectus), 1995 – the Company would pay to ISA the additional fee for the shares offered pursuant to the Shelf Offering Report.

11.	Issuance proceeds

11.1.
The maximum proceeds expected by the Company from exercise of rights pursuant to the Shelf Offering Report, assuming full exercise of all rights offered in the Shelf Offering Report to holders of Company ordinary shares, net of anticipated issuance expenses, shall be as follows:

Expected proceeds (gross)[9]	NIS 15,148 thousand
Net of issuance expenses (estimated)	NIS 200 thousand
Expected immediate proceeds (net)	NIS 14,948 thousand

9          Assuming full exercise of all rights to qualifying securities and assuming no exercise of convertible securities through the Effective Date (February 22, 2022) (for more information see footnotes 2 and 3 above).

11.2.	No minimum amount to be achieved was set for this issuance.

11.3.	Should all Option Warrants (Series 2) be exercised by the end of the exercise period, the Company would receive up to NIS 22.7 million gross.

11.4.
The issuance proceeds would be used by the Company for its current operations, in conformity with resolutions by the Company Board of Directors as they may be from time to time, all in conformity with Company objectives and strategy, and shall be used by the Company for its various needs, including for financing of its current operations. Through utilization of the issuance proceeds, the Company would deposit and invest the issuance proceeds as it should see fit, in low-risk investments such as: deposits in NIS or in foreign currency, Government debentures or rated corporate debentures, Makam treasury notes and so forth, as determined by the Company Board of Directors from time to time.

12.	Updates with regard to material changes or innovations

For more information about material changes or innovations in Company business from the Prospectus issue date through the Shelf Offering Report issue date see, by way of reference, current reports issued by the Company and available on the ISA distribution website at magna.isa.gov.il and on the Stock Exchange website at maya.tase.co.il. Note that immediately after issuing this Shelf Offering Report, the Company would issue immediate reports (to be made public on the aforementioned websites) with regard to various events and the financial results / expected financial results.

13.	Consent for inclusion

A consent letter from the Company's Independent Auditor is enclosed with the Shelf Offering Report as Appendix A, for the review reports, reports of the Independent Auditor and any other opinions of the Independent Auditor (as the case may be, as set forth in said consent letter) to be included in the Shelf Offering Report by way of reference.

14.	Opinion of Legal Counsel

February 14, 2022
To:
Robogroup T.E.K. Ltd.
13 HaMelacha St.
Rosh HaAyin

Dear Sir / Madam,

Re: Shelf offering report by Robogroup T.E.K. Ltd. ("the Company")

At your request, with reference to the Company's shelf prospectus dated February 2, 2022 and to this shelf offering report ("Shelf Prospectus" and "Shelf Offering Report", respectively), we hereby provide you with our opinion as follows:

a)	We believe that the rights associated with the securities offered in the Shelf Offering Report have been correctly described in the Shelf Offering Report.

b)	We believe the Company to be competent to issue the securities offered in the Shelf Offering Report, in the manner described in the Shelf Offering Report.

c)	Company Board members have been duly appointed and their names are listed in the Shelf Offering Report.

We consent for this opinion to be included with the Shelf Offering Report.

Sincerely yours,

Udi Efron, attorney	Omer Tikolsky, attorney	Yam Greenberg, attorney

M. Firon & Co. Advocates

Head office: Etgar 360 Tower, 2 HaShlosha Street, Tel Aviv 6706054, PO Box 9445, 6109302 Telephone: 03-7540000 Fax: 03-7540011 firon@firon.co.il
Haifa branches: 2 HaNamal Street, Haifa 3303102 Telephone: 04-8404412 Fax: 04-8404413
104 HaAtzmaut Street, Haifa 3341103 Telephone: 04-8554454 Fax: 04-8554456
Negev branch: Lev HaCity Building (Entrance B), 2 HaTikva Street, Be'er Sheva 8489310 Telephone: 08-6235555 Fax: 08-6235556
Nazareth Illit branch: Bet HaHistadrut, 8 HaOranim Street, Nazareth Illit 1767111 Telephone: 04-6450789 Fax: 04-6450890
                    Overseas branches: Romania, Bulgaria and Serbia; Member of international law network Interlaw, www.firon.co.il

Appendix A
Independent Auditor's consent letter

Appendix B

Taxation

As always when making decisions concerning investments, due consideration should be given by the investor to tax implications associated with investment in the securities offered pursuant to this Shelf Offering Report. The provisions included herein with regard to taxation of securities are not intended to be an authoritative interpretation of statutory provisions listed herein, and are no substitute for professional and legal advice based on each investor's specific information and circumstances. Furthermore, changes to tax laws may yield different outcomes.

Note that with regard to "an individual who first became an Israeli resident" and to "a long-time returning resident", as defined in the Tax Ordinance (New Version), 1961 ("the Ordinance"), there may be different tax implications to those described above and we propose that such residents seek individual advice to review their eligibility for tax benefits in Israel. Also note that for investors deemed to "controlling shareholders"10 or "material shareholders"11, as defined in the Ordinance, there may be additional tax implications to those described above.

Furthermore, the reference above with regard to taxation of foreign resident companies is excepted if Israeli residents are controlling shareholders thereof, or beneficiaries or eligible for 25% or more of revenues or income of the foreign resident company, directly or indirectly, as set forth in Section 68a of the Ordinance.

Pursuant to provisions of Section 121B(a) of the Ordinance, an individual whose taxable income in the 2022 tax year exceeds NIS 663,240 (this amount is revised annually based on the change in the Consumer Price Index), shall be liable for additional tax at 3% of their taxable income exceeding said amount ("Surtax"). Note that "taxable income", in this section, includes inter alia income from any source listed in Section 2 of the Ordinance as well as any capital gain and dividend income.

According to current law, the securities offered are subject to tax arrangements which are briefly described below.

1.	Capital gain from sale of securities

a)
Pursuant to Section 91 of the Ordinance, real capital gain from sale of securities by an individual Israeli resident is taxable at the individual's marginal tax rate pursuant to Section 121 of the Ordinance, not to exceed twenty 25%, and the capital gain would be deemed to be the highest level of their taxable income. Except for with regard to sale of securities by an individual who is a "material shareholder" of the Company - i.e. who hold, directly or indirectly, alone or with others[12] at least 10% of one or more of the Company's means of control upon the sale of securities or at any other time during the 12 months preceding such sale, in which case the tax rate for their real capital gain would not exceed 30%.

b)
For an individual who claims real linkage differences and interest expenses with respect to the securities, the capital gain from sale of securities would be taxed at 30%, pending specification of provisions and conditions for deduction of real interest expenses pursuant to Sections 101a(a)9 and 101a(b) of the Ordinance.

c)
The aforementioned reduced tax rate would not apply to any individual whose income from sale of securities constitutes business income or occupational income, pursuant to provisions of Section 2(1) of the Ordinance, in which case the marginal tax rate would apply, as specified in Section 122 of the Ordinance (up to 47% in 2022).

[10]	As this term is defined in section 3(i).
[11]	As this term is defined in Section 88 of the Ordinance.
[12]	As this term is defined in Section 88 of the Ordinance.

d)
Furthermore, pursuant to provisions of Section 121B(a) of the Ordinance, an individual whose taxable income in the 2022 tax year exceeded NIS 663,240 (this amount is revised annually based on the change in the Consumer Price Index), shall be liable for a surtax, at 3% of their taxable income above said amount.

e)	A company would be taxable for real capital gain from sale of securities at the corporate tax rate specified in Section 126(a) of the Ordinance (in 2022: 23%).

f)
Pursuant to provisions of Section 94 of the Ordinance, given that the offering pursuant to this Shelf Offering Report is by way of rights offered to Company shareholders, the benefit component of allotted rights (hereinafter: "Rights") would also be attributed to the existing shares for which the rights were allotted to the Company shareholders (hereinafter: "Primary Shares") and the original price of the rights and of the primary shares would be adjusted pro-rata to reflect attribution of the benefit component as described above. Moreover, as for the purchase date of the rights, the benefit component of the Rights would be deemed to have been purchased on the purchase date of the Primary Shares.

g)
In general, foreign residents (individuals and companies), as defined in the Ordinance, are exempt from tax on capital gain from sale of securities traded on the Stock Exchange in Israel, if the capital gain is not attributable to their permanent facility in Israel and in conformity with terms and conditions specified in Section 97(b2) of the Ordinance. The foregoing shall not apply to foreign resident companies if Israeli residents are controlling shareholders thereof, or beneficiaries or eligible for -25% or more of revenues or income of the foreign resident company, directly or indirectly, as set forth in Section 68a of the Ordinance. Note that should the aforementioned exemption not apply, then exemption provisions of the relevant treaty for avoidance of double taxation (if any) between Israel and the foreign resident's country of residence, subject to providing in advance an appropriate confirmation of tax withholding exemption from the Tax Authority.

h)
Upon sale of shares resulting from exercise of stock option warrants, the original price of such shares (for calculating the capital gain from their sale) would be the original price of the option warrants, and the payment paid for their exercise into shares would be considered improvement expenses. Moreover, for tax purposes, the purchase date of such shares would be the purchase date of the Option Warrants.

i)
An exempt mutual fund as well as provident funds and entities exempt from tax pursuant to Section 9(2) of the Ordinance, are exempt of tax on capital gain from sale of securities as described above and subject to terms and conditions in this section. Taxable income of a taxable mutual fund from sale of securities would be taxable at the tax rate applicable to income of an individual which does not constitute business or occupation income, unless otherwise explicitly stated. If no special tax rate was specified for such income, it would be taxable at the maximum tax rate specified in Section 121 of the Ordinance.

j)
As for tax withholding from real capital gain upon sale of the offered securities, pursuant to Income Tax Regulations (Tax withholding from proceeds, payment or capital gain upon sale of securities, sale of mutual fund units or by future transaction), 2002 (hereinafter: "Withholding from Proceeds Regulations"), the payer paying proceeds to the seller upon sale of the securities must (as this term is defined in said regulations) withhold tax at 25% of the real capital gain; Notwithstanding the foregoing, securities not linked to the CPI would be subject to tax withholding at 15% of the capital gain; Moreover, the party liable for withholding tax shall withhold tax at the corporate tax rate where the seller is a company (23% in 2022). The foregoing is subject to any certificate of exemption from (or reduced tax rate of) tax withholding produced by the Tax Authority, and is subject to any loss which the entity withholding tax may offset. No tax would be withheld from a foreign resident if certain conditions listed in the Withholding from Proceeds Regulations.

k)
Furthermore, subject to confirmation of tax withholding exemption, provided in advance by the Tax Assessor, no tax would be withheld from payments to provident funds, mutual funds and other entities exempt by law from tax withholding, as listed in the Addendum to Income Tax Regulations (Withholding from interest, dividends and certain earnings), 2005 (hereinafter: "Dividend and Interest Withholding Regulations").

l)
The tax withholding shall be conducted through Stock Exchange members. If, upon the sale date, the entire tax amount was not withheld from the real capital gain, then provisions of Section 91(d) of the Ordinance and regulations based thereupon would apply, with regard to reporting and advance payment with respect to such sale.

m)
Should the Offered Securities pursuant to the Shelf Offering Report be de-listed from trading on the Stock Exchange, the tax withholding upon sale (after de-listing) would be at 30% of the consideration, if no confirmation by the Tax Assessor has been presented, indicating a different tax withholding rate (or exemption from tax withholding).

2.	Offset of loss generated by sale of the offered securities

a)	In general, capital loss generated by sale of the offered securities may only be offset in cases where any capital gain generated would have been taxable.

b)
In the tax year in which a loss was realized from sale of securities, said capital loss may be deducted against real capital gain and land appreciation resulting from sale of any asset, in Israel or overseas (except for taxable inflationary capital gain, which may be offset at a ratio of 1:3.5), all pursuant to provisions of Section 92(a) of the Ordinance.

c)
Capital loss during the tax year may also be offset against interest or dividend income paid with respect to said securities or against interest or dividend income paid with respect to other securities in the same tax year, provided that the tax rate applicable to interest and dividends on such other securities does not exceed the rate specified in Section 126(a) of the Ordinance for a company (23% in 2022), and for an individual – provided it does not exceed the rate specified in Sections 125b(1) or 125c(b) of the Ordinance (i.e. 25%), as the case may be.

d)
Any loss which may not be offset, in whole or in part, in a given tax year, may only be offset against capital gain, as set forth in Section 92(b) of the Ordinance, in subsequent tax years to the year in which the loss was incurred, subject to filing a tax return with the Tax Assessor for the tax year in which the loss was incurred.

e)
Regulation 9 of the Withholding from Proceeds Regulations stipulates that in calculating capital gain for tax withholding by the paying entity, inter alia, from sale of negotiable securities ("Negotiable Securities"), they would offset the capital loss from sale of Negotiable Securities managed thereby, provided that the gain and the loss were generated in the same tax year, in any order.

f)
Pursuant to provisions of Section 94c of the Ordinance, upon sale of shares by a company, the amount of capital loss generated by said sale would be decreased by the amount of any dividend received with respect to said shares in the 24 months prior to the sale, up to the amount of the loss, except for any dividends for which tax was paid at a rate of 15% or higher - except for any tax paid outside Israel.

3.	Tax rate applicable to dividends with respect to Company shares

a)
Dividends with respect to Company shares would generally be taxable to an individual shareholder resident in Israel at 25% tax rate, unless the shareholder is a Material Shareholder of the Company upon receiving the dividend or at any time during the preceding 12 months, in which case the applicable tax rate would be 30%.

b)
Furthermore, pursuant to provisions of Section 121B(a) of the Ordinance, an individual whose taxable income in the 2022 tax year exceeded NIS 663,240 (this amount is revised annually based on the change in the Consumer Price Index), shall be liable for a surtax, at 3% of their taxable income above said amount.

c)
Pursuant to provisions of Sections 126(b) of the Ordinance, dividends received by companies residing in Israel shall be excluded from taxable income, provided that the source of such dividend is from income generated or accrued in Israel, which was received, directly or indirectly, from another company liable for corporate tax, all pursuant to provisions of this section. However, dividends originating from outside Israel or from income generated outside Israel would be taxable at the corporate tax rate, as set forth in Section 126(a) of the Ordinance (23% in 2022).

d)
Foreign residents (individuals or companies) are taxable for dividends at 25%, except for foreign residents who are material shareholders upon receiving the dividend or at any time during the preceding 12 months, in which case the tax rate would be 30%, subject to any double taxation avoidance treaty signed by the State of Israel and the state of residence of said foreign resident, and subject to providing in advance an appropriate confirmation of tax withholding exemption from the Tax Authority.

e)
Dividends with respect to Company shares received by an exempt mutual fund, provident funds and other tax-exempt entities pursuant to Section 9(2) of the Ordinance, shall be exempt from tax, provided that such income does not constitute business or occupational income for them, and subject to conditions set forth in Section 9(2) of the Ordinance. Dividends received by a taxable mutual fund would be taxable at the tax rate applicable to income of an individual which does not constitute business or occupational income, unless otherwise explicitly stated.

f)
Pursuant to the aforementioned Dividend and Interest Withholding Regulations, tax withholding upon dividend distribution with respect to shares of a company whose shares are listed for trading on the Stock Exchange and held by the Nominee Company, for an individual resident in Israel or for an individual or company resident overseas, shall be at 25%. The foregoing shall also apply to any individual and company resident overseas who is a Material Shareholder of the corporation upon receiving the dividend or at any time during the preceding 12 months and whose shares are held and registered by the Nominee Company. For an individual or foreign resident who is a material shareholder, whose shares are not registered and are not held by the Nominee Company, tax on such dividend income would be withheld at 30%. Note that the tax withholding rate may be subject to provisions of a double taxation avoidance treaty signed by the State of Israel and the state of residence of the recipient,

g)
Pursuant to these regulations, upon dividend payment to an individual or company resident in Israel subject to a reduced tax rate by law, the tax withholding shall be based on the specified rate. For a foreign resident, the tax withholding rate shall be subject to provisions of any double taxation avoidance treaty signed by the State of Israel and the state of residence of said foreign resident, and subject to providing in advance an appropriate confirmation of tax withholding exemption from the Tax Authority.

h)	No tax would be withheld from payments to provident funds, mutual funds and other entities exempt by law from tax withholding.

i)
Tax withholding from dividends paid by a company resident in Israel whose shares are listed for trading on the Stock Exchange, with respect to shares held by the Nominee Company, would be made through a financial institution.

The aforementioned overview is no substitute for individual expert advice, which takes into consideration the individual circumstances of each investor. We recommend for anyone interested in purchasing securities offered pursuant to this Shelf Offering Report, to seek professional advice in order to clarify the tax implications applicable to them, taking into consideration their individual circumstances.

Due to material changes instituted in taxation of the capital market following the income tax reform, appropriate practice with regard to application of its provisions has yet to be formulated, and there may be multiple possible interpretations as to the implementation thereof. Furthermore, legislative changes in provisions of this reform are possible. Naturally, it is not possible to anticipate the content and impact of such changes, including with regard to tax rulings obtained by the Company. As always when making decisions concerning investments, due consideration should be given to tax implications associated with investment in the securities offered pursuant to this Shelf Offering Report. Note that the foregoing reflects the statutory provisions described herein as of the Shelf Offering Report date, which may change and result in different outcomes.

Except for certain limited information regarding U.S. investors specifically, the above information constitutes a translation of the statement published by the Company. The Hebrew version was submitted to the relevant authorities pursuant to Israeli law, and represents the binding version and the only one having legal effect. This translation was prepared for convenience purposes only.

Please also refer to Exhibit 99.2 of Form CB dated February 15, 2022, for questions and answers, if you are a U.S. holder of ordinary shares of the Company.

This report contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in the regulatory and legal compliance environments and other risks detailed from time to time in the Company’s filings in Israel. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.